Exhibit 99.1

Internap Announces Cost Reduction Plan
-- Provides Revenue and EBITDA Guidance for Q1 2009 --

ATLANTA (March 31, 2009) Internap Network Services Corporation (NASDAQ: INAP), a global provider of fast, reliable, end-to-end Internet business solutions, today announced that the company will implement a restructuring program designed to reduce operating costs.

As part of this effort, Internap will reduce its workforce by approximately 10 percent (approximately 45 employees). These reductions are primarily in back-office staff functions and include the elimination of certain senior management positions. When completed, this program will generate approximately $5 million in annualized operating expense savings. Internap expects to incur costs associated with this restructuring of approximately $1.2 million, the majority of which will be recorded in the first quarter of 2009.

“These actions simplify our organization and enable us to focus and invest in our core competencies including: customer support, engineering, and sales,” said Eric Cooney, President and Chief Executive Officer.  “By acting decisively, we better prepare the company to manage through a tough economy, improve results and increase value for customers and shareholders.”

In addition to announcing the cost reduction plan, Internap also provided revenue and EBITDA estimates for first quarter 2009.  Revenue for the quarter is expected to be in the range of $62 to $65 million and adjusted EBITDA is expected to total between $4 and $5 million.

About Internap

Internap is a leading Internet solutions company that provides The Ultimate Online Experience™ by managing, delivering and distributing applications and content with 100% performance and reliability. With a global platform of data centers, managed Internet services and a content delivery network (CDN), Internap frees its customers to innovate their business, improve service levels, and lower the cost of IT operations. More than 3,000 companies across the globe trust Internap to help them achieve their Internet business goals. For more information, visit www.internap.com.

Internap "Safe Harbor" Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding projected levels of revenue and EBITDA and projected cost savings. Because these statements are not guarantees of future performance and involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. These statements include our ability to sustain profitability; our ability to respond successfully to technological change; the availability of services from Internet network service providers or network service providers providing network access loops and local loops on favorable terms, or at all; failure of third party suppliers to deliver their products and services on favorable terms, or at all; failures in our network operations centers, data centers, network access points or computer systems; and our ability to protect our intellectual property, as well as other factors discussed in our filings with the Securities and Exchange Commission. We undertake no obligation to revise or update any forward-looking statement for any reason.

###

Press Contact:	Investor Contact:
Kristen Keller	Andrew McBath
(404) 266-2060 ext. 26	(404) 865-7198
kkeller@calysto.com	amcbath@internap.com